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Central European Distribution Corporation Signs Letter of Intent to Purchase
Major Alcohol Products Distributor in Central Poland; Raises 2002 Forecast for Net Income to $1.10 - $1.15 per share, from previous $0.71 - $0.75 per share, on Net Sales of $300 - $310 million, from previous $242 - $248 million

Sarasota, Florida, February 20, 2002: /PRNewswire/ Central European Distribution Corporation (NASDAQ: CEDC) announced today that it has signed a Letter of Intent to purchase Agis, a major distributor of beers, wines, spirits and soft drinks in Central Poland with 2001 sales of approximately $76 million and projected net profits of approximately $1.3 million for 2001, based on unaudited pro forma numbers. CEDC is purchasing 100% of the shares of Agis through a cash and stock transaction.

It will be the Company's sixth acquisition since its initial public offering in July 1998, and the second proposed acquisition this year (the acquisition of Damianex was announced by the Company on January 10, 2002). The acquisition of Agis is scheduled to close by April 30, 2002. If either CEDC or Agis were to back out of the transaction, a $250,000 penalty would be assessed to the withdrawing party.

The purchase of Agis, with its 13 regional distribution centers in the vicinity of the Polish city of Torun, will further enhance CEDC's position as the largest distributor of Polish domestic vodka with an approximate 22% market share, as well as an approximate 30% market share of the imported spirits market. CEDC is also the market leader for imported beers and premium wines.

William Carey, President and CEO of CEDC, stated, "We are excited about the prospects of the acquisition of Agis, which solidifies our distribution power in central Poland. We are also pleased to be acquiring a strong management team of Jacek Luczak and Slawomir Wisniewski, the founders of Agis. Mr. Luczak will continue as President of Agis and Slawomir Wisniewski will remain as Vice President of the firm in charge of operations."

Neil Crook, Chief Financial Officer, added, "We expect the proposed acquisitions of Agis and Damianex, which are scheduled to close on April 30, and March 31, 2002, respectfully, to drive earnings for the year 2002 from the projected $0.71-$0.75 per share to $1.10-$1.15 per share in the same period with projected net sales of the combined CEDC group of approximately $300-$310 million.

Jacek Luczak, President of Agis, commented, "We are pleased to be able to join the group of high quality companies that comprises the CEDC group. We look forward to working with CEDC, the market leader in the distribution of Polish vodka and imported spirits, and are excited about combining our regional market knowledge with the buying leverage and international portfolio of alcohol products that CEDC has to offer."

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CEDC is the leading importer of beers, wines and spirits, as well as the largest distributor of domestic vodka on a nationwide basis in Poland, a $3.5 billion-dollar market at the retail level in 2000. The Company operates twenty regional distribution centers in major urban areas throughout Poland, from which it distributes many of the world's leading brands, including brands such as Johnnie Walker Scotch, Stock Brandy, Sutter Home, Torres, Mondavi and Concha y Toro wines, Corona, Beck's, Foster's, Budweiser Budvar and Guinness Stout beers.

Except for the historical information contained herein, the matters discussed in this news release are forward looking statements that involve risks and uncertainties that are detailed from time to time in the Company's Security and Exchange Commission reports.

For further information please visit our web site at www.ced-c.com or contact:
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James Archbold
Vice President and Director of Investor Relations
Central European Distribution Corporation
941-330-1558